Filed pursuant to Rule 424(b)(5)

Registration No. 333-206308

This preliminary prospectus supplement and the accompanying base prospectus are part of an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell the securities described herein and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 28, 2016

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 29, 2015)

37,500,000 Shares

Eclipse Resources Corporation

Common Stock

We are offering 37,500,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “ECR.” The last reported sales price of our common stock on the NYSE on June 27, 2016 was $3.97 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and are eligible for reduced public company reporting requirements. Please see “Summary—Emerging Growth Company Status” in this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 3 of the accompanying base prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Please read “Underwriting” in this prospectus supplement for a description of all underwriting compensation payable in connection with this offering.

We have granted the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 5,625,000 additional shares of common stock from us on the same terms and conditions set forth above.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about                     , 2016.

Goldman, Sachs & Co.	KeyBanc Capital Markets	Morgan Stanley	BMO Capital Markets

Prospectus Supplement dated                     , 2016

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common stock. If the information about this offering of common stock varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell common stock in any jurisdiction where an offer or sale is not permitted. The

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information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is only accurate and complete as of the dates shown in such documents, and any information we have incorporated by reference herein is only accurate and complete as of the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a universal shelf registration statement on Form S-3 that we initially filed with the Securities and Exchange Commission, or the SEC, on August 11, 2015 and that was declared effective by the SEC on September 29, 2015. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of our common stock being offered and the risks of investing in this offering of our common stock. The second part is the accompanying base prospectus, which gives more general information about the securities we may offer in one or more offerings from time to time under our shelf registration statement, some of which may not apply to this offering of common stock. Generally, when we refer to the “prospectus,” we are referring to this prospectus supplement and the accompanying base prospectus combined, including the documents incorporated by reference herein and therein. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, the common stock being offered and other information you should know before investing. See “Incorporation of Certain Information by Reference.”

None of Eclipse Resources Corporation, the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Industry and Market Data

The market data and certain other statistical information included in or incorporated by reference into this prospectus are based on independent industry publications, government publications, filings, press releases and presentations by other oil and gas companies, and other published independent sources. Some data is also based on our good faith estimates. Although we have no reason to believe these third-party sources (including data related to third-party wells) are not reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described under “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks, Service Marks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain or incorporate by

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reference trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus and the documents incorporated by reference into this prospectus is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks, and trade names presented or incorporated by reference into this prospectus may appear without the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this prospectus and the documents incorporated by reference herein, regarding our strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are (or were when made) based on current expectations and assumptions about future events and are (or were when made) based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus.

Forward-looking statements may include statements about, among other things:

•	realized prices for natural gas, natural gas liquids (“NGLs”) and oil and the volatility of those prices;

•	write-downs of our natural gas and oil asset values due to declines in commodity prices;

•	our business strategy;

•	our reserves;

•	general economic conditions;

•	our financial strategy, liquidity and capital required for developing our properties and the timing related thereto;

•	the timing and amount of our future production of natural gas, NGLs and oil;

•	our hedging strategy and results;

•	future drilling plans;

•	competition and government regulations, including those related to hydraulic fracturing;

•	the anticipated benefits under our commercial agreements;

•	pending legal matters relating to our leases;

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•	marketing of natural gas, NGLs and oil;

•	leasehold and business acquisitions;

•	leasehold terms expiring before production can be established;

•	the costs, terms and availability of gathering, processing, fractionation and other midstream services;

•	credit markets;

•	uncertainty regarding our future operating results, including initial production rates and liquids yields in our type curve areas; and

•	plans, objectives, expectations and intentions contained in or incorporated by reference into this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, risks associated with our level of indebtedness, the timing of development expenditures and the other risks described under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our most recent Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in or incorporated by reference into this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in or incorporated by reference into this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

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NON-GAAP FINANCIAL MEASURE

We have provided Adjusted EBITDAX, which is a non-GAAP financial measure, in this prospectus supplement. We define “Adjusted EBITDAX” as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments) on settled derivative instruments and premiums (paid) received on options that settled during the period; non-cash compensation expense; gain (loss) from sale of interest in gas properties; exploration expenses; and other unusual or infrequent items. Adjusted EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities or other income or cash flows statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to covenants contained in the credit agreement governing our revolving credit facility, which we refer to as our revolving credit facility, and the indenture governing our 8.875% Senior Unsecured Notes due 2023.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the impact of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies. Our management team compensates for the limitations of Adjusted EBITDAX as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into their decision-making process.

Please see “Summary—First Quarter 2016 Highlights—Non-GAAP Financial Measure” in this prospectus supplement for more information, including a reconciliation of Adjusted EBITDAX to net loss, which is the most directly comparable GAAP measure.

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SUMMARY

This summary highlights some of the information contained in or incorporated by reference into this prospectus and does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus, including the information set forth under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement, the information incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016 and the financial statements (and the notes thereto) contained therein, and any other documents to which we refer you, before making an investment decision.

As used in this prospectus supplement, the “Company,” “Eclipse,” “we,” “our,” “us” and like terms refer collectively to Eclipse Resources Corporation and its consolidated subsidiaries, unless we state otherwise or the context otherwise requires. Unless otherwise indicated, information presented in this prospectus supplement assumes the underwriters’ option to purchase additional shares from us is not exercised.

Our Company

We are an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of May 31, 2016, we had assembled an acreage position approximating 214,000 net acres in Eastern Ohio. Approximately 102,000 of our net acres are located in the Utica Shale fairway, which we refer to as the Utica Core Area, and approximately 13,000 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio, which we refer to as the Marcellus Project Area.

We are the operator of approximately 92% of our net acreage within the Utica Core Area and the Marcellus Project Area. As of May 31, 2016, we, or our operating partners, had commenced drilling 201 gross wells within the Utica Core Area and the Marcellus Project Area, of which 7 gross wells were drilling, 23 gross wells were awaiting completion or were in the process of being completed, 1 gross well was awaiting midstream, and 170 gross wells had been turned to sales. We intend to focus on developing our substantial inventory of horizontal drilling locations during commodity price environments that will allow us to generate attractive returns and will continue to opportunistically add to this acreage position where we can acquire acreage at attractive prices.

We have assembled a team of executive and operating professionals with significant knowledge and experience in the Appalachian Basin, particularly with respect to drilling unconventional oil and natural gas wells, managing large scale drilling programs and optimizing the value of the associated production through a coordinated midstream effort. Our senior management has over 250 years of combined engineering, land, legal and financial expertise.

Recent Developments

Capital Expenditure Plan

Our Board of Directors has approved an increase in our 2016 capital expenditure budget from approximately $168 million to approximately $196 million. The revised capital expenditure budget for 2016 allows us to continue our drilling program and complete our “drilled uncompleted” well inventory. Additionally, we are forecasting an initial capital spend for fiscal 2017 of between approximately $200 million to $225 million, which assumes we utilize one drilling rig throughout fiscal 2017 and complete our remaining drilled uncompleted wells. See “Risk Factors—Our actual operating results, costs and activities could differ materially from our guidance” in this prospectus supplement for more information.

We have continued to focus on our liquidity in order to fund our capital expenditure plan while strengthening our balance sheet at the same time. During 2016, we have sold non-core assets for aggregate net proceeds of approximately $14 million. We also opportunistically repurchased approximately $39.5 million in aggregate principal amount of our 8.875% Senior Unsecured Notes due 2023 at an average price of 59% of par, which reduces our leverage and will allow us to save approximately $3.5 million in interest expense per year through 2023. We do not anticipate any further debt repurchases at current open market prices.

As of March 31, 2016, after giving effect to this offering and approximately $28 million of outstanding letters of credit, we would have had liquidity of approximately $346 million, consisting of approximately $249 million in cash and cash equivalents and approximately $97 million of available borrowing capacity under our revolving credit facility. Subsequent to March 31, 2016, we received approximately $8 million of net cash proceeds from non-core asset sales and spent approximately $15 million in cash to repurchase our 8.875% Senior Unsecured Notes due 2023, each of which is not reflected in the liquidity amounts set forth in the preceding sentence. We believe that this liquidity, together with cash flows from our operations, will be sufficient to fully fund our capital expenditure plan through 2017. See “Risk Factors—Any significant reduction in our borrowing base or reduction of lender commitments under our revolving credit facility, as a result of the periodic borrowing base redeterminations or otherwise, may negatively impact our ability to fund a portion of our capital expenditure plan” in this prospectus supplement for more information.

We consider many different factors, including commodity prices, when developing our capital expenditure plan. Although the magnitude of change in these collective factors within a sustained low commodity price environment is difficult to estimate, we currently expect to execute our capital expenditure plan based on current conditions. However, to the extent there is a significant increase or decrease in commodity prices in the future, we believe we are well-positioned to quickly respond to such changes by altering our capital expenditure plan as necessary.

Operational Update and Updated Guidance

During the second quarter of fiscal 2016, we resumed our operated drilling program by drilling a well with a 10,000 foot completed lateral length in 18 days in the dry gas area of Monroe County, Ohio, and commenced completions of our “drilled uncompleted” wells. During fiscal 2016, we intend to spud a total of 10 to 12 net wells and complete a total of 21 to 24 net wells, which include 16 to 19 net wells that are drilled uncompleted wells currently held in inventory.

Given current forward commodity prices, we expect to cease our voluntary production curtailment program at the end of the third quarter of 2016 and to complete our drilled uncompleted wells through the remainder of fiscal 2016 and into the first quarter of fiscal 2017 while continuing to run our operated rig. We expect to increase our fourth quarter 2016 production to approximately 240 MMcfe/d, representing a 20% increase from our previously issued guidance. We have forecasted production growth in fiscal 2017 by between 40% to 60% as compared to our forecasted production for 2016.

The table below outlines our second quarter 2016 guidance along with our full year 2016 guidance. See “Risk Factors—Our actual operating results, costs and activities could differ materially from our guidance” in this prospectus supplement for more information.

	Second Quarter 2016	Full Year 2016
Average Daily Production (MMcfe/d)	~200	205 – 210
% Natural Gas	70% – 80%	70% – 80%
% NGLs	15% – 17%	14% – 18%
% Oil	8% – 10%	7% – 11%
Natural Gas Price Differential from NYMEX Before Firm Transportation Expense / Mcf(1)	$(0.20) – $(0.30)	$(0.15) – $(0.25)
Firm Transportation Expense / Mcf	$(0.40) – $(0.50)	$(0.35) – $(0.45)
Natural Gas Price Differential from NYMEX After Firm Transportation Expense / Mcf(1)	$(0.60) – $(0.80)	$(0.50) – $(0.70)
NGL Price as a% of WTI(1)	20% – 25%	20% – 30%
Oil Price Differential to NYMEX / Bbl(1)	$(10.00) – $(13.00)	$(10.00) – $(13.00)
Operating Expense / Mcfe(2)	$1.20 – $1.30	$1.20 – $1.30
Cash General and Administrative (in millions)	$8 – $9	$30
Cash Exploration (in millions)	$5	$23 – $27
Capital Expenditures (in millions)(3)	$30 – $35	$196
Net Wells Spud		10 – 12
Net “Drilled Uncompleted” Completions		16 – 19
Net Wells Turned-to-Sales		12 – 15

(1)	Excludes impact of hedges.
(2)	Excludes firm transportation expense, depreciation, depletion and amortization, exploration and general and administrative expenses.
(3)	Excludes land and producing asset acquisitions.

Purple Hayes Well Results

During the first quarter of 2016, we drilled our extended reach test well in the condensate area of the Utica Core Area, which we refer to as our Purple Hayes Well, with a completed lateral length of approximately 18,500 feet in under 18 days. Subsequent to the first quarter of 2016, we completed the Purple Hayes Well with 124 fracturing stages at an average of 5.3 fracturing stages per day. We drilled and completed the Purple Hayes Well at a total drilling and completion cost of approximately $854 per lateral foot.

The Purple Hayes Well was put to sales on May 3, 2016, and is being produced using our aggressive managed choke production method, which is intended to tightly control the pressure drawdown over time in order to maintain what we believe to be the pressure dependent permeability of this formation and maintain pressures above the dew point in the reservoir for as long as possible. During the first 45 days of production, the Purple Hayes Well produced cumulative production of 583 MMcfe with an average weekly pressure drawdown of approximately 50 pounds per square inch. While we believe these early stage results are encouraging, at this juncture no assurances can be given as to the long-term performance of the Purple Hayes Well.

Recent Hedging Activity

During the second quarter of fiscal 2016, we have hedged approximately 170,000 MMBtu per day of natural gas at an average floor price of $2.84 per MMBtu and approximately 3,500 Bbls per day of oil at an average floor price of $46.00 per Bbl, which represents approximately 75% of our expected natural gas production and 75% of our expected oil production, respectively, for 2017 based upon the midpoint of our production guidance.

The table below summarizes the derivative instruments we have entered into subsequent to March 31, 2016 to further mitigate our exposure to commodity prices.

Natural Gas Derivatives

Description	Volume (MMbtu/d)	Production Period	Weighted Average Price ($/MMbtu)
Natural Gas Swaps:
	10,000	January 2017 – December 2017	$2.98

Natural Gas Collar:
Floor purchase price (put)	20,000	January 2017 – December 2017	$2.75
Ceiling sold price (call)	20,000	January 2017 – December 2017	$3.29
Floor purchase price (put)	50,000	January 2017 – December 2017	$3.00
Ceiling sold price (call)	50,000	January 2017 – December 2017	$3.20

Natural Gas Three-way Collars:
Floor purchase price (put)	30,000	January 2017 – December 2017	$2.75
Ceiling sold price (call)	30,000	January 2017 – December 2017	$3.57
Floor sold price (put)	30,000	January 2017 – December 2017	$2.42

Oil Derivatives

Description	Volume (Bbls/d)	Production Period	Weighted Average Price ($/Bbl)
Oil Three-way Collar:
Floor purchase price (put)	1,000	April 2016 – December 2016	$60.00
Ceiling sold price (call)	1,000	April 2016 – December 2016	$70.10
Floor sold price (put)	1,000	April 2016 – December 2016	$45.00
Floor purchase price (put)	2,000	January 2017 – December 2017	$46.00
Ceiling sold price (call)	2,000	January 2017 – December 2017	$60.00
Floor sold price (put)	2,000	January 2017 – December 2017	$38.00
Floor purchase price (put)	2,000	January 2017 – September 2017	$46.00
Ceiling sold price (call)	2,000	January 2017 – September 2017	$59.75
Floor sold price (put)	2,000	January 2017 – September 2017	$38.00

First Quarter 2016 Highlights

For the first quarter of 2016, our revenues were $49.6 million compared to $43.8 million for the first quarter of 2015, which represents an increase of 13.2%. Net loss for the first quarter of 2016 was $40.7 million, or $0.18 per share, compared to net loss of $34.1 million, or $0.17 per share, for the first quarter of 2015. Adjusted EBITDAX was $25.3 million, or $0.11 per share, for the first quarter of 2016 compared to Adjusted EBITDAX of $20.7 million, or $0.10 per share, for the first quarter of 2015. Adjusted EBITDAX is a non-GAAP financial measure. See “—Non-GAAP Financial Measure” below for more information, including our definition of Adjusted EBITDAX and a reconciliation of Adjusted EBITDAX to net loss, which is the most directly comparable GAAP measure.

During the first quarter of 2016, we increased our average daily net production to 201.1 MMcfe per day from 159.6 MMcfe per day for the first quarter of 2015, which represents an increase of 26.0%. Our production mix for the first quarter of 2016 was approximately 75% natural gas, 17% NGLs and 8% oil.

Non-GAAP Financial Measure

Adjusted EBITDAX is a non-GAAP financial measure that is used by our management team and external users of our consolidated financial statements, such as industry analysts, investors and lenders.

We define “Adjusted EBITDAX” as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; DD&A; amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments) on settled derivative instruments and premiums (paid) received on options that settled during the period; non-cash compensation expense; gain (loss) from sale of interest in gas properties; exploration expenses; and other unusual or infrequent items. Adjusted EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities or other income or cash flows statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to covenants contained in the credit agreement governing our revolving credit facility and the indenture governing our 8.875% Senior Unsecured Notes due 2023.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the impact of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies. Our management team compensates for the limitations of Adjusted EBITDAX as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into their decision-making process.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net loss for the periods presented.

	Three Months Ended March 31,
	2016	2015
Net loss	$(40,687)	$(34,103)
Depreciation, depletion & amortization	15,113	42,432
Exploration expense	15,656	13,453
Rig contract termination	2,663	7,057
Stock-based compensation	1,473	747
Impairment of proved oil and gas properties	17,665	—
Accretion of asset retirement obligations	86	386
Gain on derivative instruments	(10,550)	(11,371)
Net cash receipts on derivative instruments	18,378	5,965
Interest expense, net	13,461	14,021
(Gain) loss on sale of assets	(22)	80
Gain on early extinguishment of debt	(8,664)	—
Other (income) expense	139	(402)
Income tax (benefit) expense	540	(17,579)

Adjusted EBITDAX	$25,251	$20,686

Corporate Information

Our principal executive offices are located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, and our telephone number is (814) 308-9754. Our website address is www.eclipseresources.com. We make our periodic reports and other information filed with, or furnished to, the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Organizational Structure

The diagram below sets forth our simplified organizational structure as of June 22, 2016 and does not give effect to this offering. This diagram is provided for illustrative purposes only and does not show all legal entities or obligations of such entities.

(1)	The “EnCap Funds” refers, collectively, to EnCap Energy Capital Fund VIII, L.P., EnCap Energy Capital Fund VIII Co-Investors, L.P. and EnCap Energy Capital Fund IX, L.P., each of which is managed by EnCap Investments L.P. (“EnCap”). Does not include an aggregate of 93,492 shares owned individually by directors affiliated with the EnCap Funds.
(2)	The “Management Funds” refers, collectively, to The Hulburt Family II Limited Partnership, CKH Partners II, L.P and Kirkwood Capital, L.P., which are controlled by Benjamin W. Hulburt, Christopher K. Hulburt and Thomas S. Liberatore, respectively, each of whom is a member of our management team.
(3)	Eclipse Management, L.P. (“Management Holdco”) is controlled by the board of managers of its general partner. The current members of the board of managers are Benjamin W. Hulburt, Christopher K. Hulburt, Thomas S. Liberatore and Matthew R. DeNezza, each of whom is a member of our management team. The foregoing individuals have equal ownership interests in the general partner of Management Holdco.
(4)	Pursuant to its partnership agreement, the affairs of Eclipse Holdings are scheduled to be wound up on or about June 25, 2016, after which the board of managers of Eclipse Holdings is required to make an in-kind distribution of the shares of our common stock held by Eclipse Holdings to its limited partners.

Our Principal Stockholders

As of June 22, 2016, Eclipse Holdings directly owned 140,353,407 shares of our common stock, representing approximately 62.9% of the outstanding shares of our common stock. Eclipse Holdings is owned by the EnCap Funds, the Management Funds and Management Holdco. In addition, as of

June 22, 2016, the EnCap Funds directly owned 34,091,593 shares of our common stock, representing approximately 15.3% of the outstanding shares of our common stock. EnCap was formed in 1988 and provides growth capital to independent oil and gas companies focused on exploration, production and midstream activities. Since its inception, EnCap has formed 19 institutional oil and gas investment funds with aggregate capital commitments of approximately $27 billion.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an emerging growth company, unlike other public companies that are not emerging growth companies under the JOBS Act, we are not required to:

•	provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•	provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;

•	comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	provide certain disclosure regarding executive compensation required of larger public companies or hold stockholder advisory votes on executive compensation as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act; or

•	obtain stockholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

•	the date on which we become a “large accelerated filer” (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

•	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, but we have irrevocably opted out of the extended transition period, and as a result, we have and will continue to adopt new or revised accounting standards on the relevant dates in which adoption of such standards is required for other public companies.

THE OFFERING

Shares of common stock offered by us	37,500,000 shares (or 43,125,000 shares if the underwriters exercise in full their option to purchase additional shares).

Shares of common stock to be outstanding after the offering	260,591,686 shares (or 266,216,686 shares if the underwriters exercise in full their option to purchase additional shares).(1)

Use of proceeds	We expect to receive approximately $ million of net proceeds from this offering, or approximately $ million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use all of the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, to fund a portion of our capital expenditure plan through 2017 and for general corporate purposes.

Dividend policy	We have never declared or paid any cash dividends to holders of our common stock and do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends. See “Dividend Policy” in this prospectus supplement for more information.

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus, along with all other information included in and incorporated by reference into this prospectus before deciding to invest in our common stock.

Listing and trading symbol	Our common stock is listed on the NYSE under the symbol “ECR.”

(1)	The number of shares of common stock to be outstanding immediately following this offering is based on 223,091,686 shares of common stock outstanding as of June 22, 2016 and does not reflect 4,875,441 shares of common stock issuable pursuant to outstanding and unvested restricted stock unit awards and 3,121,331 shares of common stock issuable pursuant to outstanding and unvested performance stock unit awards (assuming achievement of the maximum level of performance with respect to such awards) that have been granted under the Eclipse Resources Corporation 2014 Long-Term Incentive Plan.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below and under “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement, and the other documents incorporated by reference into this prospectus, including the risks and uncertainties described under “Risk Factors” in the accompanying base prospectus and our Annual Report on Form 10-K for the year ended December 31, 2015, before making an investment decision. If any of such risks and uncertainties actually occur, our business, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Commodity prices have declined substantially from historic highs and may remain depressed for the foreseeable future. If commodity prices continue to remain depressed, we may be required to write down the value of our oil and natural gas properties, some of our undeveloped locations may no longer be economically viable and the value of our estimated proved reserves could be reduced materially.

During the eight years prior to December 31, 2015, natural gas prices at Henry Hub have ranged from a high of $13.31 per MMBtu in 2008 to a low of $1.63 per MMBtu in 2015. On December 31, 2015, the Henry Hub spot market price of natural gas was $2.28 per MMBtu, which further declined to $1.98 per MMBtu on March 31, 2016. The reduction in prices has been caused by many factors, including increases in natural gas production and reserves from unconventional (shale) reservoirs, without an offsetting increase in demand. In addition, oil prices have declined significantly since the second half of 2014. The price of West Texas Intermediate crude oil was $37.13 per barrel on December 31, 2015 and $36.94 per barrel on March 31, 2016, which is a significant decline from $106.07 per barrel on June 30, 2014. This environment could cause the commodity prices for oil and natural gas to remain at currently depressed levels or to fall to lower levels. For the year ended December 31, 2015, we recorded an impairment charge on certain oil and gas properties located in Ohio of $691.3 million for proved properties and $95.6 million for unproved properties, primarily attributable to the significant decline in commodity prices during 2015. During the first quarter of 2016, we recognized an additional impairment charge of approximately $17.7 million relating to proved properties in the Marcellus Shale, which was also primarily attributable to the decline in commodity prices. If commodity prices remain depressed for lengthy periods, we may be required to further write down the value of our oil and natural gas properties, and some of our undeveloped locations may no longer be economically viable. In addition, sustained low commodity prices will negatively impact the value of our estimated proved reserves, which will negatively affect the borrowing base under our revolving credit facility and reduce the amounts of cash we would otherwise have available to pay expenses and service any indebtedness that we may incur. In such a case, we may be required to sell assets or raise capital by issuing additional debt or equity in order pay expenses and service indebtedness. Furthermore, the value of our assets, if sold, may not be sufficient to pay our expenses or service our indebtedness.

If we cannot meet the NYSE continued listing requirements, the NYSE may delist our common stock.

Our common stock is currently listed on the NYSE. In the future, if we are unable to meet the continued listing requirements of the NYSE, including, among other things, the requirement of maintaining a minimum average closing price of $1.00 per share over a consecutive 30 trading-day period, we would fall below compliance standards and risk having our common stock delisted.

On February 26, 2016, we received a notice from the NYSE that that the average closing price of our common stock over a consecutive 30 trading-day period as of February 22, 2016 was below $1.00 per share, and, as a result, the price per share of our common stock was below the minimum average closing price required to maintain listing on the NYSE. However, on April 1, 2016, we received a subsequent letter from the NYSE confirming that our average stock price per share over the consecutive 30 trading-day period as of March 31, 2016 was above the NYSE’s minimum requirement of $1.00, and that, as a result, we were are no longer considered to be below the $1.00 per share continued listing requirement.

In the event that we are once again notified by the NYSE that we have fallen below the minimum average closing price continued listing requirement, we intend to respond to the NYSE within 10 business days of our intent to cure such deficiency. We would have six months, or in certain circumstances, until we could take stockholder action at our next annual meeting, to regain compliance. During the cure period, our common stock would continue to be listed and traded on the NYSE, subject to compliance with the other NYSE continued listing standards.

A delisting of our common stock could negatively impact us by, among other things:

•	reducing the liquidity and market price of our common stock;

•	reducing the number of investors, including institutional investors, willing to hold or acquire our common stock, which could negatively impact our ability to raise equity;

•	decreasing the amount of news and analyst coverage relating to us;

•	limiting our ability to issue additional securities, obtain additional financing or pursue strategic restructuring, refinancing or other transactions; and

•	impacting our reputation and, as a consequence, our ability to attract new business.

The price of our common stock has historically been volatile, and this volatility may affect the price at which you could sell your common stock.

Our common stock began trading on the NYSE on June 20, 2014 and since such date the market price of our common stock has ranged from a low of $0.65 per share in February 2016 to a high of $27.18 per share in June 2014. This volatility may prevent you from being able to sell your common stock at or above the price you paid for your common stock. The market price for our common stock could continue to fluctuate significantly for various reasons, including:

•	general market conditions, including fluctuations in commodity prices;

•	our operating and financial performance and drilling locations, including reserve estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	our failure to meet revenue, reserves or earnings estimates;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our common stock;

•	sales of our common stock by us, Eclipse Holdings or other stockholders, or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders;

•	domestic and international economic, legal and regulatory factors unrelated to our performance; and

•	the realization of any risks described herein or under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015.

The stock markets in general have experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

Our actual operating results, costs and activities could differ materially from our guidance.

We have included in this prospectus supplement under “Summary—Recent Developments,” certain forecasted operating results, costs and activities, including, without limitation, our future expected production results, price realizations, operating expenses, capital expenditures and drilling activity. This forward-looking guidance represents our management’s estimates as of the date of this prospectus, is based upon a number of assumptions that are inherently uncertain and is subject to numerous business, economic, competitive, financial and regulatory risks, including the risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. Many of these risks and uncertainties are beyond our control, such as declines in commodity prices and the speculative nature of estimating natural gas, NGLs and oil reserves and in projecting future rates of production. If any of these risks and uncertainties actually occur or the assumptions underlying our guidance are incorrect, our actual operating results, costs and activities may be materially and adversely different from our guidance. In addition, investors should also recognize that the reliability of any guidance diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put our guidance in context and not to place undue reliance upon it.

Any significant reduction in our borrowing base or reduction of lender commitments under our revolving credit facility, as a result of the periodic borrowing base redeterminations or otherwise, may negatively impact our ability to fund a portion of our capital expenditure plan.

We expect to fund a portion of our capital expenditure plan through 2017 with future borrowings under our revolving credit facility. The credit agreement governing our revolving credit facility limits the amounts we can borrow under our revolving credit facility from time to time up to a specified maximum borrowing base amount or the aggregate amount of lender commitments, whichever is less. The lenders, in their sole discretion, will determine a borrowing base on a semi-annual basis based upon the loan value assigned to the proved reserves attributable to our oil and gas properties evaluated in our most recent reserve report(s). Our lenders may further request two additional unscheduled borrowing base redeterminations during each calendar year. Any increase in the borrowing base will require the consent of the lenders holding 95.0% (or 100.0% if there are fewer than three lenders at the time of determination) of the outstanding credit amounts, or if none are then outstanding, 95% of the commitments (provided that no lender’s commitment may increase without its consent). Distinct from determinations of a borrowing base, each lender, in its sole discretion, will determine the maximum amount of loans it will commit to make under our revolving credit facility based, in part, on general economic considerations and its prevailing lending policies. Outstanding borrowings in excess of the lesser of the specified maximum borrowing base amount or the prevailing aggregate lender commitment must be repaid. If we fail to repay such excess borrowings on a timely basis, we must provide additional oil and gas properties as collateral to the extent necessary to eliminate the deficiency.

The borrowing base under our revolving credit facility is currently $125.0 million and the next scheduled borrowing base redetermination is expected to be completed by October 2016. If there is a reduction in the borrowing base or lender commitments under our revolving credit facility as a result of lower natural gas, NGLs or oil prices, declines in our reserves or for any other reason, we may be required to decrease our actual capital expenditures, which would negatively impact our ability to grow production. We may also be required to seek other alternatives to raise capital to fund our capital expenditure plan, including the issuance of additional debt or equity securities or the sale of assets, and there is no assurance that we will be able to do so.

Proposed changes to U.S. and state tax laws, if adopted, could have an adverse effect on our business, financial condition, results of operations and cash flows.

The U.S. President’s Fiscal Year 2017 Revenue Proposals include provisions that would, if enacted, make significant changes to U.S. tax laws, and legislation has been introduced recently in Congress that would implement some of these proposals. These changes include, but are not limited to, eliminating the immediate deduction for intangible drilling and development costs, eliminating the domestic production manufacturing deduction against income for domestic production activities relating to oil and natural gas exploration and development, repealing the percentage depletion allowance for oil and natural gas properties, extending the amortization period for certain geological and geophysical expenditures and imposing a $10.25 per barrel fee on certain oil production to be paid by certain oil companies (without precise details regarding the implementation of such fee). These proposed changes in the U.S. tax laws, if adopted, or other similar changes that reduce or eliminate deductions currently available with respect to oil and natural gas exploration and development, could adversely affect our business, financial condition, results of operations and cash flows.

In February 2015, the governor of the State of Ohio proposed a budget for fiscal years 2016 and 2017 that included increased severance taxes on oil and gas produced by unconventional operators. The Ohio House of Representatives removed such severance tax increase from the budget that was adopted in April 2015. The Ohio Legislature continues to consider proposals to increase the current severance tax imposed on production of natural or oil in Ohio. If any legislation increasing severance taxes is enacted, such increase on production from horizontally drilled wells could increase our future production tax rates.

We may invest or spend our net proceeds from this offering in ways with which you may not agree or in ways which may not yield a return.

Our net proceeds from this offering are expected to be used to fund a portion of our capital expenditure plan through 2017 and for general corporate purposes. Our management will have considerable discretion in the application of our net proceeds from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Until our net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

The underwriters of this offering may waive or release the lock-up restrictions entered into in connection with this offering, which could adversely affect the price of our common stock.

In connection with this offering, we, each of our directors and executive officers and certain of our employees and stockholders have agreed to certain lock-up restrictions with respect to the sale and resale of shares of our common stock for a period of 45 days after the date of this prospectus supplement. Goldman, Sachs & Co. and KeyBanc Capital Markets Inc., at any time and without notice, may release all or any portion of the common stock subject to the foregoing lock-up restrictions. If such restrictions are waived, then common stock will be available for sale into the public markets, which could cause the market price of our common stock to decline and impair our ability to raise capital.

USE OF PROCEEDS

We expect to receive approximately $             million of net proceeds from this offering, or approximately $             million if the underwriters exercise in full their option to purchase additional shares, in each case after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use all of the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional shares, to fund a portion of our capital expenditure plan through 2017 and for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering (assuming the underwriters’ option to purchase additional shares from us is not exercised) and the application of the net proceeds therefrom as set forth under “Use of Proceeds” in this prospectus supplement.

This table should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto in our Quarterly Report on Form 10-Q for the period ended March 31, 2016, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2016
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents(1)	$135,821	$

Indebtedness:
Revolving credit facility(2)	—		—
8.875% Senior Unsecured Notes due 2023(3)	509,995		509,995

Total indebtedness	$509,995		$509,995
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding	—		—
Common stock, par value $0.01 per share; 1,000,000,000 shares authorized; 222,932,600 shares issued and outstanding (actual) and 260,432,600 shares issued and outstanding (as adjusted)	2,230		2,604
Treasury stock, shares at cost; 67,309 shares (actual and as adjusted)	(51)		(51)
Additional paid-in capital	1,830,552
Accumulated deficit	(1,251,442)		(1,251,442)

Total equity	581,289

Total capitalization	$1,091,284	$

(1)	Does not reflect approximately $8 million of net cash proceeds received from non-core asset sales and approximately $15 million in cash spent to repurchase our 8.875% Senior Unsecured Notes due 2023, each of which occurred subsequent to March 31, 2016.
(2)	As of May 31, 2016, we had no borrowings outstanding under our revolving credit facility and $28 million of outstanding letters of credit, resulting in borrowing availability of $97 million.
(3)	Represents the outstanding principal amount of our 8.875% Senior Unsecured Notes due 2023 net of unamortized original issue discount and debt issuance costs.

MARKET PRICE OF OUR COMMON STOCK

Our common stock began trading on the NYSE under the symbol “ECR” on June 20, 2014. Prior to such date, there was no public market for our common stock. The table below sets forth, for the periods indicated, the high and low sales prices per share of our common stock since June 20, 2014.

Quarter	High	Low
2016
Second Quarter (through June 27, 2016)	$4.42	$1.32
First Quarter	$2.09	$0.65
2015
Fourth Quarter	$3.53	$1.31
Third Quarter	$5.35	$1.86
Second Quarter	$7.29	$5.05
First Quarter	$8.10	$5.08
2014
Fourth Quarter	$16.80	$5.18
Third Quarter	$25.33	$15.85
Second Quarter(1)	$27.18	$24.27

(1)	For the period from June 20, 2014 through June 30, 2014.

On June 27, 2016, the closing price of our common stock on the NYSE was $3.97 per share. As of June 22, 2016, we had approximately 12 holders of record of our common stock. This number excludes owners for whom common stock may be held in “street” name.

DIVIDEND POLICY

We have never declared or paid any cash dividends to holders of our common stock and do not anticipate declaring or paying any cash dividends to holders of our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon then-existing conditions, including our results of operations, financial condition, capital requirements, investment opportunities, statutory restrictions on our ability to pay dividends and other factors our board of directors may deem relevant. In addition, certain of our debt instruments place restrictions on our ability to pay cash dividends.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor a partnership for United States federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Distributions

We do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we make distributions on our common stock, such distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in “—Sale or Other Taxable Disposition.”

Subject to the discussion below on backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty).

Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our common stock in connection with the conduct of a trade or business within the United States and dividends being paid in connection with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly executed (a) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable successor forms) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI (or other applicable successor form) stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld under these rules by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States), as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

Subject to the discussions below on backup withholding and foreign accounts, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our common stock is “regularly traded on an established securities market,” a non-U.S. holder will be subject to U.S. federal net income tax on a disposition of our common stock only if the non-U.S. holder actually or constructively holds or held (at any time during the shorter of the 5-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock. If our common stock is not considered to be so traded, all non-U.S. holders would be subject to U.S. federal net income tax on disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from the sale of our common stock by a non-U.S. holder.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

A non-U.S. holder will not be subject to backup withholding with respect to payments of dividends on our common stock we make to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a United States person and the holder certifies its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or other applicable certification. However, information returns will be filed with the IRS in connection with any dividends on our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock effected by or through a U.S. office of a broker, and information reporting may (although backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries, in each case, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder on IRS Form W-8BEN, W-8BEN-E or other applicable form (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (including in certain cases where such institution or entity is acting as an intermediary). Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally will apply to payments of dividends on our common stock currently and to payments of gross proceeds from the sale or other disposition of such stock after December 31, 2018.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Goldman, Sachs & Co. and KeyBanc Capital Markets Inc. are acting on behalf of themselves and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement with respect to the shares of common stock offered hereby, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Goldman, Sachs & Co.
KeyBanc Capital Markets Inc.
Morgan Stanley & Co. LLC
BMO Capital Markets Corp.

Total	37,500,000

The underwriters are committed, severally and not jointly, to take and pay for all of the shares of common stock, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 5,625,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. If any additional shares are purchased pursuant to this option, the underwriters will severally, but not jointly, purchase additional shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 5,625,000 additional shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

The shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. After the initial offering of the shares, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of this offering that are payable by us are estimated to be approximately $1,000,000, excluding underwriting discounts and commissions. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $50,000.

In connection with this offering, we, each of our directors and executive officers and certain of our employees and stockholders have agreed, subject to certain exceptions, that, for a period of 45 days after the date of this prospectus supplement, we and they will not, without the prior written consent of the representatives, directly or indirectly issue, sell, offer, pledge or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, any shares of common stock (other than the shares offered pursuant to this offering) or any securities convertible into, or exercisable or exchangeable for, common stock, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or the establishment or increase of a put equivalent position or the liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, or publicly announce an intention to effect any such transaction.

Our common stock is listed on the NYSE under the symbol “ECR.”

In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to another underwriter a portion of the underwriting discount received by it because shares sold by such underwriter or for such underwriter’s account have been repurchased by the other underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the shares. As a result, the price of the shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. The representatives will allocate shares of our common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of our common stock may be sold by the underwriters to securities dealers who resell such shares to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act.

Notice of Investors

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. Shares of common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

Shares of the common stock offered hereby may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of shares of the common stock offered hereby must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (the “FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures

Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of our common stock offered by this prospectus supplement will be passed upon for us by Norton Rose Fulbright US LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements of Eclipse Resources Corporation as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, incorporated by reference into this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our natural gas and oil reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2015, December 31, 2014 and December 31, 2013 incorporated by reference into this prospectus were based in part upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. We have included these estimates in reliance on the authority of said firm as experts in such matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read, free of charge, and copy, at the prescribed rates, any document we file with or furnish to the SEC at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.eclipseresources.com, and we make our periodic reports and other information file with or furnished to the SEC available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or otherwise accessible through, our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus, in each case, other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 4, 2016;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2016, filed with the SEC on May 5, 2016;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 18, 2016;

•	our Current Reports on Form 8-K, filed with the SEC on January 22, 2016, January 25, 2016, February 12, 2016, February 26, 2016, March 2, 2016 (with respect to the information disclosed pursuant to Item 5.02 of Form 8-K and related to exhibits only), April 26, 2016 and May 19, 2016; and

•	the description of our common stock contained in our Form 8-A filed with the SEC on June 19, 2014, including any amendment to that form that we may file with the SEC in the future for the purpose of updating the description of our common stock.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference into this prospectus. Requests for such documents should be directed to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

(814) 308-9754

Attention: General Counsel

Prospectus

$500,000,000

ECLIPSE RESOURCES CORPORATION

Common Stock

Preferred Stock

Depositary Shares

Warrants

Rights

Purchase Contracts

Units

We may from time to time offer to sell together or separately in one or more offerings the following securities in amounts, at prices, and on terms to be determined by market conditions and other factors at the time of any such offering:

•	common stock, par value $0.01 per share, which we refer to as our common stock;

•	preferred stock, par value $0.01 per share, in one or more series, which may be convertible into or exchangeable for common stock or other preferred stock;

•	depositary shares representing interests in shares of our preferred stock;

•	warrants to purchase common stock or preferred stock;

•	rights to purchase common stock, preferred stock, or warrants;

•	purchase contracts; and

•	units that include any of these securities.

The aggregate amount of the securities offered by us under this prospectus will not exceed $500,000,000. When we decide to sell particular securities, we will provide you with the specific terms and the public offering price of the securities we are then offering in one or more prospectus supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. The prospectus supplement may add to, change, update, or supersede information contained in this prospectus. The prospectus supplement may also contain important information about U.S. federal income tax consequences. You should carefully read this prospectus, together with any applicable prospectus supplement and information incorporated by reference in this prospectus and any applicable prospectus supplement, before you decide to invest.

Our common stock is listed on the New York Stock Exchange, or NYSE, and trades under the ticker symbol “ECR.” On September 16, 2015, the last reported sale price of our common stock on the NYSE was $3.49. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

These securities may be sold directly by us, to or through underwriters or dealers, through agents designated from time to time, through a combination of these methods, or through any other method permitted by law on a continuous or delayed basis. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters, or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names, any fees, commissions, and discounts payable to them, and the nature of our arrangement with them in a prospectus supplement. The net proceeds we expect to receive from any such sale, and the contemplated use thereof, will also be described in a prospectus supplement.

The address of our principal executive offices is 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. Our phone number of our principal executive offices is (814) 308-9754. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and are eligible for reduced public company reporting requirements.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 3 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 29, 2015

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, change, update, or supersede the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. You should read the prospectus and any applicable prospectus supplement, together with the information incorporated by reference into the foregoing, before investing in any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized any dealer, salesperson, or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus, and you should not assume that the information contained in a document incorporated by reference is accurate as of any date other than the date of such document (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided), regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since then.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

Unless otherwise indicated, all references in this prospectus to “Eclipse,” “Eclipse Resources,” the “Company,” “we,” “our,” “us” and like terms refer collectively to Eclipse Resources Corporation and its consolidated subsidiaries. In this prospectus, we sometimes refer to the common stock, preferred stock, depositary shares, warrants, rights, purchase contracts, and units collectively as the “securities.”

Industry and Market Data

The market data and certain other statistical information presented or incorporated by reference in this prospectus are based on independent industry publications, government publications, filings, press releases, and presentations by other oil and gas companies, and other published independent sources. Some data is also based on our good faith estimates. Although we have no reason to believe these third party sources (including data related to third party wells) are not reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks, Service Marks and Trade Names

We own or have rights to various trademarks, service marks, and trade names that we use in connection with the operation of our business. This prospectus may also contain or incorporate by reference trademarks, service marks, and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names, or products in this prospectus and the documents incorporated herein by reference is not intended to, and does not, imply a relationship with, or endorsement or sponsorship by, us. Solely for convenience, the trademarks, service marks, and trade names presented or incorporated by reference in this prospectus may appear without the ®, TM, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks, and trade names.

RISK FACTORS

Investing in our securities involves a significant degree of risk, including risks relating to the speculative nature of oil and natural gas exploration, competition, volatile oil, natural gas, and natural gas liquids (“NGLs”) prices, and other material factors. Before you decide whether to purchase any of our securities, in addition to the information in this prospectus and any applicable prospectus supplement (including the matters addressed under “Information Regarding Forward-Looking Statements”) and other information, documents, or reports included in or incorporated by reference into this prospectus and any prospectus supplement, you should carefully consider in their entirety the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to such Annual Report on Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented, or superseded from time to time by our filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Available Information.” These risks, and additional risks not known to us or that we currently believe are immaterial, could materially and adversely affect our business, results of operation, and financial condition and could result in a partial or complete loss of your investment.

ABOUT ECLIPSE RESOURCES CORPORATION

Our Company

We are an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin. As of June 30, 2015, we had assembled an acreage position approximating 222,000 net acres in Eastern Ohio. Approximately 101,000 of our net acres are located in what we believe to be the most prolific and economic area of the Utica Shale fairway, which we refer to as the Utica Core Area, and approximately 27,000 of these net acres are also prospective for the highly liquids rich area of the Marcellus Shale in Eastern Ohio within what we refer to as Our Marcellus Project Area. Based on our initial drilling results, we believe the Utica and Marcellus Shales offer some of the highest rate of return wells in North America. We are the operator of approximately 87% of our net acreage within the Utica Core Area and Our Marcellus Project Area. As of June 30, 2015, we had identified approximately 2,934 gross (711 net) remaining horizontal drilling locations across our acreage, comprised of 2,389 gross locations within the Utica Core Area and 545 gross locations within Our Marcellus Project Area. As of June 30, 2015, we or our operating partners had commenced drilling 201 gross wells within the Utica Core Area and Our Marcellus Project Area. We intend to focus on developing our substantial inventory of horizontal drilling locations and will continue to opportunistically add to this acreage position where we can acquire acreage at attractive prices.

We have assembled a team of executive and operating professionals with significant knowledge and experience in the Appalachian Basin, particularly with respect to drilling unconventional oil and natural gas wells, managing large scale drilling programs and optimizing the value of the associated production through a coordinated midstream effort. Our senior management has over 250 years of combined engineering, land, legal, and financial expertise.

Our corporate office is located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. Our phone number is (814) 308-9754 and our website address is www.eclipseresources.com. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

For additional information as to our business, properties, and financial condition, please refer to the documents cited in “Available Information” and “Incorporation of Certain Information by Reference.”

AVAILABLE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities that may be offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, including the exhibits thereto, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read, free of charge, and copy, at the prescribed rates, at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov. Our Internet website address is www.eclipseresources.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering, you should always check for reports we may have filed with the SEC after the date of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date of this prospectus, and you should not assume that the information contained in a document incorporated by reference is accurate as of any date other than the date of such document (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). We incorporate by reference into this prospectus: (1) the documents listed below; (2) any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of the offering covered by this prospectus and any prospectus supplement; and (3) any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement, in each case other than information furnished to the SEC (including, but not limited to, information furnished under Items 2.02 or 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit) and which is not deemed filed under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 9, 2015;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, filed with the SEC on May 11, 2015 and August 14, 2015, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on January 15, 2015, January 29, 2015, February 25, 2015, May 12, 2015, June 12, 2015, June 22, 2015, July 8, 2015, and September 14, 2015;

•	the financial statements of Eclipse Resources Corporation, Eclipse Resources—Ohio, LLC, and Eclipse Resources Operating, LLC included in the prospectus filed pursuant to Rule 424(b)(4) with the SEC on June 23, 2014; and

•	the description of our common stock contained in our Form 8-A filed on June 19, 2014, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus. Requests for such documents should be directed to:

Eclipse Resources Corporation

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

(814) 308-9754

Attention: General Counsel

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, included in this prospectus and the documents incorporated by reference regarding our strategy, future operations, financial position, estimated revenues and income or losses, projected costs and capital expenditures, prospects, plans, and objectives of management are forward-looking statements. When used in this prospectus and in the documents incorporated by reference, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are or were, when made, based on current expectations and assumptions about future events and are or were, when made, based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus, in our most recent Annual Report on Form 10-K, in our Quarterly Reports on Form 10-Q, and in the applicable prospectus supplement.

Forward-looking statements may include statements about, among other things:

•	our business strategy;

•	reserves;

•	general economic conditions;

•	financial strategy, liquidity, and capital required for developing our properties and the timing related thereto;

•	realized natural gas, NGLs, and oil prices;

•	the timing and amount of our future production of natural gas, NGLs, and oil;

•	our hedging strategy and results;

•	future drilling plans;

•	competition and government regulations, including those related to hydraulic fracturing;

•	the anticipated benefits under our commercial agreements;

•	pending legal matters relating to our leases;

•	marketing of natural gas, NGLs, and oil;

•	leasehold and business acquisitions;

•	the costs, terms, and availability of gathering, processing, fractionation, and other midstream services;

•	credit markets;

•	uncertainty regarding our future operating results, including initial production rates and liquids yields in our type curve areas; and

•	plans, objectives, expectations, and intentions contained or incorporated by reference in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering, and sale of natural gas, NGLs, and oil. These risks include, but are not limited to, legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production, and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs, and oil reserves and in projecting future rates of production, cash flows, and access to capital, risks associated with our level of indebtedness, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in this prospectus.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs, and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing, and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs, and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described or incorporated by reference in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect new information obtained or events or circumstances that occur after the date any such forward-looking statement is made.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sales of the securities for general corporate purposes, which may include, among other things, acquisitions, capital expenditures, working capital, repayment or refinancing of indebtedness or payment of other corporate obligations, investments in our subsidiaries, investment in existing or future projects, or repurchasing or redeeming our securities. We may invest funds not required immediately for such purposes in marketable securities and short-term investments. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the specific offering and will be disclosed in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated basis. You should read these ratios of earnings to fixed charges in connection with our financial statements, including the notes to those financial statements, incorporated by reference into this prospectus (amounts in thousands, except ratios).

	Six-Months Ended June 30, 2015	Year-Ended December 31,
		2014	2013	2012
Ratio of Earnings to Fixed Charges (1)(2)	—	—	—	—

(1)	We would have needed to generate additional earnings of $112,618, $120,492, $45,016, and $8,759 to achieve coverage of 1:1 for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively.
(2)	We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

In calculating the ratio of earnings to fixed charges, “earnings” is the amount resulting from adding and subtracting the following items: (a) adding the following: (i) pre-tax income from continuing operations before adjustment for income or loss from equity investees (equity investees are investments that we account for using the equity method of accounting); (ii) fixed charges; (iii) amortization of capitalized interest; (iv) distributed income of equity investees; and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and (b) subtracting the following: (i) interest capitalized; (ii) preference security dividend requirements of consolidated subsidiaries; and (iii) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: (a) interest expensed and capitalized; (b) amortized premiums, discounts, and capitalized expenses related to indebtedness; (c) an estimate of the interest within rental expense; and (d) preference security dividend requirements of consolidated subsidiaries.

THE SECURITIES WE MAY OFFER

The descriptions of the securities we may offer contained in this prospectus summarize certain material terms and provisions of the various types of securities that we may offer. The material terms and provisions of the securities offered by a prospectus supplement will be described in that particular prospectus supplement. Any prospectus supplement may add, change, update, or supersede the information contained in this prospectus. To the extent the information contained in the prospectus supplement differs from the summaries provided in this prospectus, you should rely on the information in the prospectus supplement. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “Available Information” above.

We may from time to time offer to sell together or separately in one or more offerings the following securities in amounts, at prices, and on terms to be determined by market conditions and other factors at the time of any such offering:

•	common stock, par value $0.01 per share, which we refer to as our common stock;

•	preferred stock, par value $0.01 per share, in one or more series, which may be convertible into or exchangeable for common stock or other preferred stock;

•	depositary shares representing interests in shares of our preferred stock;

•	warrants to purchase common stock or preferred stock;

•	rights to purchase common stock, preferred stock, or warrants;

•	purchase contracts; and

•	units that include any of these securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.01 par value per share, of which 222,668,788 shares were issued and outstanding as of September 14, 2015, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding as of September 14, 2015.

The following summary of the capital stock and our amended and restated certificate of incorporation and amended and restated bylaws does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part. You should also be aware that the summary below does not give full effect to the provisions of statutory or common law that may affect your rights as a stockholder.

Common Stock

Except as provided by law or in a preferred stock designation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, will have the exclusive right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of any outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the amended and restated certificate of incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the Delaware General Corporation Law, which we refer to as the DGCL. Subject to prior rights and preferences that may be applicable to any outstanding shares or series of preferred stock, holders of common stock are entitled to receive ratably in proportion to the shares of common stock held by them such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid, and non-assessable, and all shares of common stock registered by this prospectus will be, when sold, validly issued, fully paid, and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, preemption, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets in proportion to the shares of common stock held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock. Each class or series of preferred stock will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise, or the removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

Section 203 of the DGCL prohibits a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

We have elected not to be subject to the provisions of Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	at any time after Eclipse Resources Holdings, L.P. (“Eclipse Holdings”) and EnCap Investments L.P. (“EnCap”) and their respective affiliates no longer collectively beneficially own more than 50% of the outstanding shares of our common stock,

•	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series (prior to such time, such actions may be taken without a meeting by written consent of holders of common stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting);

•	provide our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds (66 2/3%) of our then outstanding common stock (prior to such time, our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of a majority of our then outstanding common stock); and

•	provide that special meetings of our stockholders may only be called by the board of directors, the chief executive officer, or the chairman of the board (prior to such time, a special meeting may also be called at the request of stockholders holding a majority of the outstanding shares entitled to vote);

•	provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•	provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Eclipse Holdings and EnCap and any of their officers, directors, agents, stockholders, members, partners, affiliates, and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and

•	provide that our amended and restated bylaws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors, including the requirement that any amendment by the stockholders at a meeting, at any time after Eclipse Holdings and EnCap and their respective affiliates no longer collectively own more than 50% of the outstanding shares of our common stock, be upon the affirmative vote of at least two-thirds (66 2/3%) of the shares of common stock generally entitled to vote in the election of directors.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, is the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or agents to us or our stockholders;

•	any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; and

•	any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal, or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal, or modification.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee, or other agent for any liability arising out of that person’s actions as our officer, director, employee, or agent, regardless of whether Delaware law would permit indemnification. We have obtained directors’ and officers’ insurance to cover our directors, officers, and some of our employees for certain liabilities. We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with each of our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “ECR.”

DESCRIPTION OF DEPOSITARY SHARES

Set forth below is a description of the general terms and conditions of the depositary shares that may be offered under this prospectus. The specific terms and conditions of the depositary shares will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the depositary shares as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the deposit agreement, the depositary receipts, and the certificate of designation of the applicable preferred stock because those documents, and not the summaries, define your rights as a holder of the depositary shares.

General

We may offer depositary shares (either separately or together with other securities) representing interests in our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. Immediately following our issuance of the preferred stock related to the depositary shares, we will deposit the preferred stock with the relevant preferred stock depositary and will cause the preferred stock depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences, and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, and liquidation rights).

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. However, the depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price for each depositary share will be equal to the applicable fraction or multiple of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of depositary shares will cease, except the right to receive the money, securities, or other property payable upon the redemption and any money, securities, or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares issued under the agreement have been redeemed, or (ii) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts, or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

Set forth below is a description of the general terms and conditions of the warrants that may be offered under this prospectus. The specific terms and conditions of the warrants will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the warrants as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the warrant agreement and warrant certificate because those documents, and not the summaries, define your rights as a holder of the warrants.

General

We may issue warrants for the purchase of our common stock or preferred stock. Warrants may be issued independently or together with any of our common stock, preferred stock, or rights offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as further set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate representing the warrants, will be filed with the SEC in connection with the offering of particular warrants.

Terms of Warrants

The prospectus supplement relating to a particular issue of warrants to purchase our common stock or preferred stock will describe the terms of those warrants, which may include, without limitation, one or more of the following:

•	the title or designation of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of the warrants may be payable;

•	the price at which the underlying securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase shares of our common stock or preferred stock, the holder will not have any rights as a holder of shares of our common stock or preferred stock, as the case may be, by virtue of ownership of the warrants.

DESCRIPTION OF RIGHTS

Set forth below is a description of the general terms and conditions of the rights that may be offered under this prospectus. The specific terms and conditions of the rights will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the rights as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the rights agent or subscription agent agreement and rights certificate because those documents, and not the summaries, define your rights as a holder of the rights.

General

We may issue rights to purchase common stock, preferred stock, or warrants. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights issuance, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights issuance. Rights may be issued independently or together with any of our common stock, preferred stock, or warrants offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of rights will be issued under a separate rights agent or subscription agent agreement to be entered into between us and a bank or trust company, as rights agent or subscription agent, as applicable, all as further set forth in the prospectus supplement relating to the particular issue of rights. The rights agent or subscription agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. A copy of the form of rights agent or subscription agent agreement, including the form of rights certificate representing rights, will be filed with the SEC in connection with the offering of particular rights.

Terms of Rights

The prospectus supplement relating to a particular issue of rights to purchase our common stock, preferred stock, or warrants will describe the terms of those rights, which may include, without limitation, one or more of the following:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock or preferred stock or warrants purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Exercise of Rights

Each right would entitle the holder of the right to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock or warrants being offered. Holders may exercise rights at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will be void. Holders may exercise rights as described in the prospectus supplement relating to the rights being issued. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Until a holder exercises the rights to purchase shares of our common stock or preferred stock or warrants, the holder will not have any rights as a holder of shares of our common stock or preferred stock or warrants, as the case may be, by virtue of ownership of the rights.

DESCRIPTION OF PURCHASE CONTRACTS

Set forth below is a description of the general terms and conditions of the purchase contracts that may be offered under this prospectus. The specific terms and conditions of the purchase contracts will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the purchase contracts as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the purchase contract because that document, and not the summaries, define your rights as a holder of the purchase contracts.

General

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of shares of common stock or preferred stock, depositary shares, warrants, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of shares of common stock or preferred stock, depositary shares, warrants, or any combination of the above. The price of the securities subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus securing the holder’s obligations under the purchase contract.

If we issue a purchase contract as part of a unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement, and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

Terms of Purchase Contracts

The prospectus supplement relating to a particular issue of purchase contracts will describe the terms of those purchase contracts, which may include, without limitation, one or more of the following:

•	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination, or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

Set forth below is a description of the general terms and conditions of the units that may be offered under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus. Any prospectus supplement may add, change, update, or supersede the terms and conditions of the units as described in this prospectus. To the extent the information contained in the prospectus supplement differs from the summary set forth below, you should rely on the information in the prospectus supplement. The summary below and in the prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the unit agreement because that document, and not the summaries, define your rights as a holder of the units.

We may issue units consisting of one or more shares of common stock, shares of preferred stock, depositary shares, warrants, rights, purchase contracts, or any combination of such securities under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus which may include, without limitation, one or more of the following:

•	the title of the units;

•	identification and description of the separate securities included in the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the securities included in the units will be separately transferrable; and

•	any other material terms of the units and the securities included in such units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and any applicable prospectus supplement pursuant to underwritten public offerings (whether on a firm commitment, “best efforts,” or other basis), at-the-market offerings, negotiated transactions, block trades, or a combination of these methods. We may sell the securities to or through agents, underwriters, or dealers, directly to one or more purchasers (including existing holders of our securities) without using underwriters or agents, any combination of the foregoing methods, or through any other method permitted by applicable law and described in the applicable prospectus supplement. We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a “best efforts” basis for the period of their appointment.

Agents could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through an exchange or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale on a firm commitment basis, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price, or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. Unless otherwise provided in the prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell securities through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement. We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In this case, no underwriters or dealer would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may authorize underwriters, dealers, or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters, dealers, and agents may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Any underwriters, dealers, or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers, or agents may be required to make. Underwriters, dealers, and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the NYSE. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the NYSE subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities, including our common stock.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

The validity of the securities that may be offered by this prospectus will be passed upon for us by Norton Rose Fulbright US LLP, Dallas, Texas. Legal counsel to any underwriters, dealers, or agents will be named in the applicable prospectus supplement and may pass upon legal matters for such underwriters, dealers, or agents.

EXPERTS

The audited consolidated financial statements of Eclipse Resources Corporation as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, incorporated by reference in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Eclipse Resources–Ohio, LLC as of June 25, 2013 and December 31, 2012, and for the year ended December 31, 2012 and the period January 1, 2013 through June 25, 2013, incorporated by reference in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Eclipse Resources Operating, LLC as of December 31, 2013 and 2012, and for each of the years in the two-year period ended December 31, 2013, incorporated by reference in this prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Estimates of our natural gas and oil reserves, related future net cash flows and the present values thereof related to our properties as of December 31, 2014, December 31, 2013, and December 31, 2012, incorporated by reference in this prospectus were based in part upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. We have included these estimates in reliance on the authority of said firm as experts in such matters.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Eclipse Resources Corporation
Unaudited Pro Forma Consolidated Financial Statements
Introduction	F-2
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2014	F-4
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-5

ECLIPSE RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Eclipse Resources Corporation (the “Company”) is a Delaware corporation formed by Eclipse Resources I, LP (“Eclipse I”) to engage in the exploitation, development, exploration, and acquisition of oil and natural gas properties in the Appalachian Basin. The following unaudited pro forma consolidated financial statements of the Company reflect the historical consolidated results of the Company and Eclipse I, the Company’s accounting predecessor, on a pro forma basis to give effect to the following transactions, which are described in further detail below, as if they had occurred on January 1, 2014, for pro forma statements of operations purposes:

•	The Corporate Reorganization. On June 24, 2014 prior to the completion of the IPO (as defined below), a corporate reorganization was completed. As a part of this corporate reorganization the following transactions occurred (collectively, the “Corporate Reorganization”):

•	the acquisition by Eclipse I of all of the outstanding equity interests in Eclipse Resources Operating, LLC (“Eclipse Operating”);

•	the contribution of equity interests in Eclipse I to Eclipse Resources Holdings, L.P. (“Eclipse Holdings”) by its then limited partners in exchange for similar equity interests in Eclipse Holdings;

•	the transfer of the outstanding equity interests in Eclipse GP, LLC, the general partner of Eclipse I, to Eclipse Holdings; and

•	the contribution of equity interests in Eclipse I and the outstanding equity interests in Eclipse GP, LLC, to the Company by Eclipse Holdings in exchange for 138,500,000 shares of common stock of the Company.

•	The Initial Public Offering. On June 25, 2014, the Company completed the initial public offering (the “IPO” or the “Initial Public Offering”) of 30,300,000 shares of $0.01 par value common stock, which included 21,500,000 shares sold by the Company and 8,800,000 shares sold by certain selling stockholders.

The unaudited pro forma consolidated statements of operations of the Company are based on (i) the audited historical consolidated statements of operations of the Company for the year ended December 31, 2014, having given effect to the Corporate Reorganization and Initial Public Offering as if they had occurred on January 1, 2014, and (ii) the unaudited historical operations of Eclipse Operating for the period from January 1, 2014 through June 24, 2014.

The pro forma data presented reflects events directly attributable to the described transactions and certain assumptions the Company believes are reasonable. The pro forma data are not necessarily indicative of financial results that would have been attained had the described transactions occurred on the dates indicated below or which could be achieved in the future because they necessarily exclude various operating expenses, such as incremental general and administrative expenses associated with being a public company. The adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial statements.

The unaudited pro forma consolidated financial statements and related notes are presented for illustrative purposes only. If the Initial Public Offering and other transactions contemplated herein had occurred on January 1, 2014, the Company’s operating results might have been materially different from those presented in the unaudited pro forma financial statements. The unaudited pro forma consolidated financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the Initial Public Offering and other transactions contemplated herein had taken place on January 1, 2014. In addition, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statements of operations, which should not be relied on as an indication of the future results the Company.

ECLIPSE RESOURCES CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

	Eclipse Resources Corporation Historical	Eclipse Operating	Corporate Reorganization		Initial Public Offering		Pro Forma As Adjusted
		(a)
	(in thousands, except per share data)
REVENUES
Oil and natural gas sales	$137,816	$—	$—		$—		$137,816
Other revenue	—	14,687	(14,687	)(b)	—		—
Total revenues	137,816	14,687	(14,687)		—		137,816
OPERATING EXPENSES
Lease operating	8,518	—	—		—		8,518
Transportation and gathering	18,114	—	—		—		18,114
Production and ad valorem taxes	7,084	—	—		—		7,084
Depreciation, depletion and amortization	89,218	—	—		—		89,218
Exploration	21,186	—	—		—		21,186
General and administrative	45,392	14,687	(14,687	)(b)	—		45,392
Accretion expense	791	—	—		—		791
Impairment of oil and gas properties	34,855	—	—		—		34,855
Gain on sale of assets	(960)	—	—		—		(960)
Gain on reduction in pension liability	(2,208)	—	—		—		(2,208)

Total operating expenses	221,990	14,687	(14,687)		—		221,990

OPERATING INCOME (LOSS)	(84,174)	—	—		—		(84,174)
OTHER INCOME (EXPENSE)
Gain on derivative instruments	20,791	—	—		—		20,791
Interest expense, net	(48,347)	—	—		236	(c)	(48,111)
Other income	353	—	(353	)(d)	—		—

Total other income (expense), net	(27,203)	—	(353)		236		(27,320)

INCOME (LOSS) BEFORE INCOME TAXES	(111,377)	—	(353)		236		(111,494)
INCOME TAX EXPENSE (BENEFIT)	71,799	—	(107,650	)(e)	83	(c)	(35,768)

NET LOSS	$(183,176)	$—	$107,297		$153		$(75,726)

NET LOSS PER COMMON SHARE (f)
Basic and diluted							$(0.49)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (f)
Basic and diluted							154,677

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

ECLIPSE RESOURCES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION, THE OFFERING AND OTHER TRANSACTIONS

The historical financial information is derived from the consolidated financial statements of Eclipse Resources Corporation, Eclipse Resources–Ohio, LLC, and Eclipse Resources Operating, LLC incorporated by reference in this prospectus. For purposes of the unaudited pro forma statements of operations, it is assumed that the Eclipse Operating acquisition, the Corporate Reorganization and the Initial Public Offering described elsewhere in this prospectus all transactions had taken place on January 1, 2014.

NOTE 2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma statement of operations as of December 31, 2014:

(a)	Reflects the historical results of operations of Eclipse Operating for the period from January 1, 2014 through June 24, 2014, derived from the historical unaudited financial statements of Eclipse Operating directly prior to the Corporate Reorganization.

(b)	Reflects the elimination of the intra-company revenue and expense between Eclipse Resources Corporation and Eclipse Operating.

(c)	Reflects the reduction in interest expense, and related tax impact, under the Company’s revolving credit agreement as of December 31, 2014. On a pro forma basis, the Company would not have had outstanding borrowings under the Company’s revolving credit facility.

(d)	Reflects the elimination of the bargain purchase gain on the acquisition of Eclipse Operating as part of the Corporate Reorganization.

(e)	Reflects the elimination of the change in tax status charge of approximately $97.6 million and the estimated income tax benefit associated with the Company’s historical results of operations assuming the Company’s earnings had been subject to federal income tax as a subchapter C corporation using an effective tax rate of approximately 35%. The rate is inclusive of federal and state income taxes.

(f)	Reflects basic and diluted loss per common share for the issuance of shares of common stock in the Corporate Reorganization and IPO.

37,500,000 Shares

Eclipse Resources Corporation

Common Stock

Prospectus Supplement

                    , 2016

Goldman, Sachs & Co.

KeyBanc Capital Markets

Morgan Stanley

BMO Capital Markets